SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between INTEGRA BANK CORPORATION (the “Company”) and MICHAEL T. VEA (“Executive”).

Recitals

A. Executive has been employed with the Company and Integra Bank, N.A. (the “Bank”) in an executive capacity and currently holds the office of President of the Company.

B. Executive and the Company are parties to that certain Contract of Employment Agreement dated August 23, 1999, as amended September 20, 2000 and December 30, 2008 (the “Employment Agreement”).

C. The Company is not permitted to make any “golden parachute payment” as defined in Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and applicable regulations and/or guidance previously or hereafter issued (collectively, the “CPP Rules”) to Executive in connection with the termination of his employment pursuant to the terms of the Company’s participation in the United States Treasury’s Capital Purchase Program under the Troubled Asset Relief Program, which has been duly acknowledged by Executive pursuant to (i) a Waiver executed by Executive effective as of February 27, 2009 (the “Waiver”), and (ii) a Senior Officer Letter Agreement between Executive and the Company dated February 27, 2009, (the “Senior Officer Agreement”).

D. The parties desire to enter into this Agreement to provide for the terms of the Executive’s separation, including the termination of his responsibilities.

E. The parties wish to avoid litigation and controversy and fully resolve any and all past, present and future disputes they may have relating to Executive’s employment with, or separation from service with the Company.

Agreement

In consideration of the foregoing recitals and the covenants and promises hereby provided, the Company and Executive agree as follows:

1. Resignation of Office and Separation From Employment. Executive and the Company agree that Executive will resign from his office as President and as an officer or manager of any affiliate of the Company effective August 31, 2009 and that his employment with the Company will continue through December 31, 2009 (the “Separation Date”). Executive and the Company each acknowledge that Executive’s resignation is voluntary and mutually agreed to by both parties. As an employee through the Separation Date, the Executive shall perform such duties as the Chief Executive Officer of the Company may specify from time to time hereafter.

2. Salary. The Company will pay Executive a salary at the rate of $400,000 per annum through October 2, 2009 and at the rate of $350,000 per annum from October 3, 2009 through the Separation Date. The salary shall be payable on the Company’s normal payroll dates.

3. Other Compensatory Matters. The parties agree to the following:

(a) Executive acknowledges that, upon the final payment provided for in Section 2, Executive shall not be entitled to receive any additional compensation following the Separation Date.

(b) All of Executive’s health, dental and/or vision insurance coverage will cease as of the Separation Date; provided, however, that nothing herein will prevent Executive from electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (i.e., 4980B of the Internal Revenue Code of 1986, as amended, and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended).

(c) Executive shall be entitled to receive, pursuant to the plan’s terms, the full amount of any vested benefits under the Company’s 401(k) plan.

(d) Executive acknowledges that Annex A lists all stock-based incentive compensation awards currently held by him and accurately identifies awards that (i) will be forfeited as of the Separation Date and (ii) will be vested or exercisable as of the Separation Date and which shall remain exercisable after the Separation Date for the period specified on Annex A.

(e) The Company shall pay the costs of the transition related services that are being provided by Shields, Meneley Partners up to a maximum of $50,000.

(f) The Company shall transfer Executive’s current membership in the Evansville Country Club to Executive effective August 31, 2009, after which time the sole responsibility for payment of all costs arising out of such membership shall be borne by Executive. Executive’s current membership in Victoria National Golf Club shall terminate effective September 30, 2009.

(g) The Company shall cease providing any and all other perquisites to Executive as of the Separation Date, including but not limited to, any automobile allowance, home security monitoring cost reimbursement and executive long-term disability coverage.

4. General Release of Claims. To the fullest extent permitted by applicable laws, Executive hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its affiliated entities and all of its and their current and/or former employees, officers, directors, trustees, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”) from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever, (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date Executive signs this Agreement, including, but not limited to: (a) any claims based upon, arising out of or in any manner connected with Executive’s employment with the Company, the separation of Executive’s employment with the Company, and/or the Employment Agreement; (b) all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), as amended (the “Age Act”); (c) all claims arising under all other federal, state and local laws; (d) all claims based on contract, tort, common law or other theories of recovery; and (e) all claims based upon, arising out of or in any manner connected with any acts, events or omissions occurring on or before the date Executive signs this Agreement. Without limiting the generality of the foregoing, Executive acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims against the Company Released Parties under the Age Act and all other federal, state and local laws and statutes as of the date Executive signs this Agreement. Executive and the Company acknowledge and agree that the foregoing release/covenant not to sue does not release or affect (i) any rights Executive may have with respect to any vested benefits under any of the Company’s employee pension, retirement or welfare benefit plans, or (ii) any rights Executive may have for indemnification of (or insurance coverage with respect to) any third-party claim relating to Executive’s service as director, officer and/or employee of the Company. Executive has been advised by the Company that this Agreement does not prohibit Executive from filing an administrative charge against the Company with the United States Equal Employment Opportunity Commission (“EEOC”) relating to his employment with the Company; provided, however, Executive waives and releases, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge. Should the EEOC, any other administrative agency or other person bring a complaint, charge or legal action on Executive’s behalf against any of the Company Released Parties based on any acts, events or omissions occurring on or before the date Executive signs this Agreement, Executive hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

5. Return of Company Property. Executive represents and covenants (a) that on or before the Separation Date he will return to the Company all property belonging to the Company, including, but not limited to, keys, access cards, credit cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other the Company property in Executive’s possession or custody or under Executive’s control, and (b) that he will not retain copies of any the Company’s files, documents or other property, including, without limitation, any electronically-stored data or files.

6. Non-Disclosure of Confidential Information. Executive agrees and covenants that he will keep strictly confidential and will not, directly or indirectly, use or disclose to any other person or entity any of the Company’s Confidential Information. As used in this Agreement, the term the “Company’s Confidential Information” means any and all of the Company’s trade secrets, confidential and/or proprietary information and all other non-public information and data of or about the Company or its business, including, but not limited to, confidential business methods and processes, financial information, business plans, information pertaining to the Company’s contracts and other business relationships, strategic alliance or service enhancement plans, strategies or negotiations, information protected from disclosure under Ind. Code § 16-22-3-28(e), information or data of third parties that the Company has an obligation to keep confidential, and non-public information pertaining to the Company’s systems, personnel, vendors, contractors, protocols, policies, procedures, manuals, reports, databases and other materials utilized by the Company, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Executive during his employment with the Company. Executive’s obligations under this Section 6 shall continue as long as the information is confidential and shall not apply to any information that is generally publicly available through no fault of Executive or any other person who has an obligation to keep such information confidential.

7. No Corporate Compliance Issues. Executive affirms that he is not aware of any undisclosed or unresolved corporate compliance issues arising under any federal, state or local law or regulation. Executive also affirms that he has not and will not alter, destroy, remove, or inappropriately limit access by the Company to, any of the Company’s records, documents or electronically-stored data.

8. Age Act Advisements. Executive acknowledges: (a) the Company provided Executive with this Agreement on August 24, 2009; (b) the Company has advised him that his employment with the Company was covered by the Age Act, and that by signing this Agreement, Executive is releasing and waiving all claims he has against the Company Released Parties, including, without limitation, all claims under the Age Act as of the date Executive signs this Agreement; (c) the Company has advised him to consult with an attorney prior to signing this Agreement; (d) the Company has advised him that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Chairman of the Board of Directors of the Company; and (e) the Company has advised him that for a period of seven (7) days following Executive’s signing of this Agreement, Executive may revoke this Agreement by written notice to the Chairman of the Board of Directors of the Company; this Agreement will not become binding and enforceable until the seven-day revocation period has expired, without Executive having exercised his revocation right. All notices to the Chairman of the Board of Directors of the Company are to be directed to the Company’s principal office in Evansville, Indiana.

9. No Admission. This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

10. Governing Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without application of conflict-of-law principles. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division; further, the parties hereby irrevocably consent and submit to the jurisdiction and venue of such courts and waive any right to challenge or object to personal jurisdiction or venue in any action commenced or maintained in such courts relating to this Agreement.

11. Successors and Assigns. The Company shall have the right to assign this Agreement, and this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including, without limitation, by asset assignment, merger, consolidation or other corporate reorganization, and shall be binding on Executive. Executive shall not have the right to assign this Agreement. Executive’s rights and obligations under this Agreement shall be binding on and shall inure to the benefit of Executive’s heirs, personal representatives or other legal successors.

12. Entire Agreement. This Agreement, the Waiver and the Senior Officer Letter constitute the entire agreement of the parties with respect to the subject matter addressed herein and therein and supersede any prior agreements, understandings, negotiations or representations, oral or written, with respect to the subject matter addressed herein. Executive acknowledges that he is not relying on any representations, statements, promises or inducements, whether oral or written, made by the Company, its representatives or attorneys except as expressly stated in this Agreement. The parties acknowledge that there are no other agreements, oral or written, between them.

13. Termination of Employment Agreement and Other Restrictions. Executive and the Company acknowledge and agree that the Employment Agreement is hereby terminated by mutual agreement as of the date of this Agreement and no provision or term of the Employment Agreement, including without limitation, any provision or term that, by the terms of the Employment Agreement was to survive termination thereof, shall be of any further force or effect after the date hereof. Executive and the Company further acknowledge and agree that (a) all restrictive covenants agreed to by Executive in connection with equity incentive grants under the Company’s various equity incentive plans shall terminate and be of no further force or effect as of the Separation Date, and (b) Executive’s obligations with respect to the Company’s confidential information to which Executive agreed in connection with such equity incentive grants shall terminate and be replaced in their entirety by Executive’s obligations in Section 6 of this Agreement.

14. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Executive and the Chief Executive Officer of the Company.

15. Severability. The provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any covenant or provision be held unenforceable for any reason, then such covenant or provision shall be enforced to the maximum extent permitted by law.

16. Construction. This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted.

17. Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Agreement.

18. Acknowledgement; Reimbursement. Executive acknowledges that he has read this Agreement, that he has had ample opportunity to consult with his own attorney concerning this Agreement, and that he is knowingly and voluntarily entering into this Agreement. The Company shall pay Executive’s counsel for their reasonable fees for services related to this Agreement up to a maximum of $10,000.

19. Waiver and CPP Compliance/Recovery. Notwithstanding anything to the contrary in this Agreement or in any other agreement, plan, program or arrangement of the Company, Executive agrees that he shall not be entitled to receive any payments from the Company that would conflict with the terms of the Waiver or the Senior Officer Agreement or would otherwise violate the CPP Rules or any other compensation rules applicable to the Company (collectively, the “Restrictions”). In the event of a determination by the Company’s or the Bank’s primary federal banking regulator, the U.S. Department of the Treasury (“Treasury”), the U.S. Internal Revenue Service or any other applicable federal government agency or body (each a “Government Agency”) that any payments made or to be made to Executive would conflict with or violate the Restrictions, the Company agrees to provide notice of such determination to Executive within two (2) business days of the determination and to take reasonable steps to promptly request approval from the applicable Government Agency to make such payments to Executive under this Agreement in accordance with the Restrictions and/or to seek a waiver from Treasury that would permit the payments under this Agreement to be made to Executive if the determination is that the payment violates the Restrictions. Executive also agrees that, in the event that the Company is obligated to pay, or has previously paid, any amount to Executive that is determined by any applicable Government Agency to violate the terms of the Restrictions or as to which Treasury has not provided a waiver in response to the Company’s request, then (i) in the case of any unpaid obligation, the Company shall cease to have an obligation to pay such amounts to Executive and (ii) in the case of previously paid amounts, to the extent required by the applicable Government Agency, Executive shall be required to repay the gross amount of any such compensation to the Company within ten (10) business days of receiving written demand from the Company, or such shorter time period as may be required by such Government Agency or under the Restrictions.

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Signature Page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the dates indicated below, intending it to become effective as set forth above.

MICHAEL T. VEA	INTEGRA BANK CORPORATION
/s/ Michael T. Vea	By: /s/ Michael J. Alley
Michael T. Vea	Interim Chairman of the Board
and Chief Executive Officer
Date: August 28, 2009	Date: August 28, 2009

Annex A

Stock-Based Incentive Compensation Awards

Awards to be Forfeited as of the Separation Date

Award	Number
Restricted Shares	12,261
Stock Options	26,145
Stock Appreciation Rights	46,145

Awards Vested or Exercisable as of the Separation Date

Type of		Date Exercisable
Award	Number	Through
NQSO	35,000	3/31/10
NQSO	50,000	3/31/10
NQSO	30,000	3/31/10
NQSO	69,968	3/31/10
NQSO	45,226	3/31/10
NQSO	42,402	3/31/10
NQSO	36,235	3/31/10
NQSO	13,073	3/31/10
SAR	20,000	3/31/10
SAR	13,073	3/31/10

Assuming termination of employment is voluntary or without cause, the recipient has three (3) months to exercise